Exhibit 4.5

SUSQUEHANNA CAPITAL IV

Certificate of Trust of Susquehanna Capital IV

March 3, 2010

THIS CERTIFICATE OF TRUST of Susquehanna Capital IV (the “Trust”), dated as of March 3, 2010, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Susquehanna Capital IV.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 102, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a) of the Act as of the date first-above written.

BNY MELLON TRUST OF DELAWARE,
as Delaware Trustee

By:	/s/ Kristin K. Gullo
	Name:	Kristin K. Gullo
	Title:	Vice President

/s/ Drew Hostetter
Drew K. Hostetter, as Administrative Trustee

/s/ Michael P. Squierdo
Michael P. Squierdo, as Administrative Trustee